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                                                                     EXHIBIT 8.1



                                 April 3, 2001



Financial Industries Corporation
6500 River Place Blvd., Building One
Austin, Texas 78730

Ladies & Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Merger Sub ("Sub"), a Texas corporation and a direct wholly-owned subsidiary of Financial Industries Corporation ("FIC"), a Texas corporation, with and into InterContinental Life Corporation, a Texas corporation ("ILCO").

         In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger dated as of January 17, 2001, by and among FIC, Sub and ILCO (the "Merger Agreement"), the Joint Proxy Statement/Prospectus (the "Proxy Statement") filed by FIC and ILCO with the Securities and Exchange Commission (the "SEC") and the Registration Statement on Form S-4, as filed by FIC with the SEC on February 1, 2001, in which the Proxy Statement is included as a prospectus (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of FIC, Sub and ILCO. Any capitalized term not defined herein shall have the meaning assigned to such term in the Merger Agreement.

         Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, (3) the accuracy as of the Effective Time of (a) the representations made by ILCO which are set forth in the certificate delivered to us by ILCO, dated the date hereof, and (b) the representations made by FIC, on behalf of FIC and Sub, which are set forth in the certificate delivered to us by FIC, dated the date hereof, (4) that any representations made in such certificates that are qualified by knowledge or a qualification of like import will be accurate at the Effective Time without such qualification, and (5) no change in law applicable to the Merger from the date hereof through the Effective Time.


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Financial Industries Corporation
April 3, 2001
Page 2


         Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we are of the opinion that, for United States federal income tax purposes, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) FIC, Sub, and ILCO will each be a party to the reorganization under Section 368(b) of the Code, and (iii) no gain or loss will be recognized by FIC, Sub or ILCO by reason of the merger.

         We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

         Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

         We hereby consent to the use of our name in the Proxy Statement and to the filing of this opinion as an exhibit to the Registration Statement.



                                                  /s/ Weil, Gotshal & Manges LLP